Exhibit 99.1

News Release
Sunoco LP Maintains Quarterly Distribution

DALLAS, January 25, 2023 – Sunoco LP (NYSE: SUN) (“SUN”) announced that the Board of Directors of its general partner declared a quarterly distribution for the fourth quarter of 2022 of $0.8255 per common unit or $3.3020 per common unit on an annualized basis. The distribution will be paid on February 21, 2023 to common unitholders of record on February 7, 2023.

About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 40 U.S. states and territories as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
Qualified Notice
This release serves as qualified notice to nominees as provided under Treasury Regulation Section 1.1446-4(b) and (d). Please note that one hundred percent (100%) of Sunoco LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Sunoco LP’s distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees, and not Sunoco LP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors. For purposes of Treasury Regulation section 1.1446(f)-4(c)(2)(iii), brokers and nominees should treat one hundred percent (100%) of the distributions as being in excess of cumulative net income for purposes of determining the amount to withhold.
Contacts
Scott Grischow
Treasurer, Sr. Vice President – Investor Relations and Mergers & Acquisitions
(214) 840-5660, scott.grischow@sunoco.com
Matthew Kobler
Sr. Manager – Investor Relations
(214) 840-5604, matthew.kobler@sunoco.com
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